Exhibit K.3

SCHEDULE OF FEES, COMMISSIONS AND EXPENSES
FOR TRANSACTIONS PROPOSED IN POST-EFFECTIVE
AMENDMENT NO.13, OTHER THAN AS DESCRIBED THEREIN


Northeast Utilities Service Company
(Legal, Financial, Accounting and Other Services)Not in excess of $20,000

   NU will apply to the Commission in due course for such additional authorization as it may need to effect the financing of the purchase price for Yankee Energy System, Inc. (which is the subject of NU's application in File No. 70-9535) in a separate application.

   The original Application/Declaration in Northeast Utilities, et. al, File No. 70-8875 (dated as of June 19, 1996), has been amended thirteen (13) times:
(i) Amendment No. 1, dated as of October 30, 1996, (ii) Amendment No. 2, dated as of November 19, 1996, (iii) Post-Effective Amendment No. 1 (Amendment
No. 3), dated as of January 28, 1997, (iv) Post-Effective Amendment No. 2 (Amendment No. 4), dated as of April 23, 1997, (v) Post-Effective Amendment
No. 3 (Amendment No. 5), dated as of May 16, 1997, (vi) Post-Effective Amendment No. 4 (Amendment No. 6), dated as of May 27, 1997, (vii) Post-Effective Amendment No. 5 (Amendment No. 7), dated as of May 28, 1997,
(viii) Post-Effective Amendment No. 6 (Amendment No. 8), dated as of May 30, 1997, (ix) Post-Effective Amendment No. 7 (Amendment No. 9), dated as of November 20, 1997, (x) Post-Effective Amendment No. 8 (Amendment No. 10), dated as of December 31, 1997, (xi) Post-Effective Amendment No. 9 (Amendment No. 11), dated as of January 14, 1998, (xii) Post-Effective Amendment No. 10 (Amendment No. 12), dated as of March 3, 1999, and (iii) Post-Effective Amendment No. 11 (Amendment No. 13), dated as of October 26, 1999.

Please see the application/declaration filed with the Commission by NU and NGS on August 26, 1999, as amended (File No. 70-9543) concerning the anticipated investments in EWGs by NU.